Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of KBR, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of KBR, Inc. of our reports dated April 11, 2006, except as to Note 4, which is as of September 20, 2006, and except as to Note 2, which is as of October 30, 2006, with respect to the consolidated balance sheets of KBR Holdings, LLC and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, member’s equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, which appear in the Form S-1 (No. 333-133302) of KBR, Inc. dated November 15, 2006.

We consent to the incorporation by reference in the registration statement on Form S-8 of KBR, Inc. of our report dated April 11, 2006, except as to Note 2, which is as of October 27, 2006, with respect to the balance sheet of KBR, Inc. as of March 21, 2006, which appears in the Form S-1 (No. 333-133302) of KBR, Inc. dated November 15, 2006.

/s/ KPMG LLP

Houston, Texas

November 20, 2006